Exhibit 10.1

SUBLEASE AGREEMENT

This Sublease Agreement (“Sublease”), made and entered into this 7th day of October, 2008, by and between Esquire Deposition Services, LLC, (the “Sub-Sublandlord”), a Delaware limited liability company with its principal place of business located at 25A Vreeland Rd., Ste. 200, Florham Park, NJ 07932, and FiberNet Telecom Group, Inc. (the “Sub-Subtenant”), a Delaware corporation, with an address at 570 Lexington Avenue, New York, New York 10022.

WHEREAS, Sub-Sublandlord leases those certain premises (the “Subleased Premises”) consisting of approximately 11,833 rentable square feet comprising the entire 13th floor (as identified on Exhibit A attached hereto) of the building located at 220 West 42nd Street, New York, New York (the “Building”), pursuant to a certain Sublease dated as of the 26th day of January, 2007 (“Original Sublease”), between Live Nation Worldwide, Inc. f/k/a SFX Entertainment, Inc. (hereinafter “Sublandlord”) and Sub-Sublandlord. A redacted copy of the Original Sublease is attached hereto as Exhibit B. The Original Sublease together with the certain lease dated as of March 13, 2000, between Clear (NY), L.P., as successor to Massachusetts Mutual Life Insurance Company (the “Overlandlord”), as landlord, and Sublandlord, as tenant, as the same has been modified by an amendment dated as of October 22, 2002 (the “Master Lease”), and as the same may be amended and/or modified from time to time shall hereinafter collectively be referred to as the “Overlease.”; and

WHEREAS, Sub-Sublandlord desires to sublease to Sub-Subtenant, and Sub-Subtenant desires to hire from Sub-Sublandlord the Subleased Premises in accordance with the terms and subject to the conditions contained herein.

NOW THEREFORE, in consideration of the mutual promises and covenants set forth herein and desiring to be legally bound, the parties hereby agree as follows:

1. Demise. Sub-Sublandlord hereby leases to Sub-Subtenant, and Sub-Subtenant hereby takes and rents from Sub-Sublandlord, the Subleased Premises, subject to the terms and conditions of this Sublease and of the Overlease. This Sublease is and shall be subject and subordinate to the Overlease and all other matters to which the Overlease is or shall be subject and subordinate. Sub-Subtenant hereby acknowledges receipt of a redacted version of the Overlease prior to the execution and delivery of this Sublease and Sub-Subtenant has examined the terms and conditions of such Overlease.

2. Term and Condition of Subleased Premises. The term of this Sublease (“Term”) shall commence as of the date Sublandlord consents in writing to this Sublease (“Commencement Date”) and shall expire on March 22, 2017 (“Expiration Date”), unless sooner terminated pursuant to the terms of this Sublease or pursuant to law, or extended as provided pursuant to the terms of this Sublease; provided, that Sub-Sublandlord shall have no liability to Sub-Subtenant for any such delay in obtaining such consent and provided further, that if such consent is not received within forty-five (45) days of submission to Sublandlord, then Sub-Subtenant or Sub-Sublandlord may terminate this Sublease without liability upon written notice to the other party. Sub-Subtenant shall accept possession of the Subleased Premises in its “as is” condition as of the Commencement Date, it being understood that Sub-Sublandlord shall not be required to make any repairs or alterations in order to make the Subleased Premises ready for occupancy by Sub-Subtenant. In making and executing this Sublease, Sub-Subtenant acknowledges that Sub-Sublandlord has not made and does not make any representations or warranties as to the Building, the building services and systems, the air quality of the Building or the Subleased Premises, the physical condition of the Subleased Premises or fixtures therein and that Sub-Subtenant has relied solely on such investigations, examinations and inspections as Sub-Subtenant has chosen to make or has made. The Subleased Premises shall be used by Sub-Subtenant for professional office use and for no other purpose. Subject to the terms of Section 7 of this Sublease, Sub-Subtenant may not assign this Sublease or sublet all or any part of the Subleased Premises subleased hereunder.

3. Rent and Additional Rent. (a) Subject to any increases set forth herein, Sub-Subtenant shall pay to Sub-Sublandlord rent (herein called the “Fixed Rent”) (inclusive of electricity) for the period commencing on the Commencement Date (“Rent Commencement Date”), and ending on the Expiration Date, both dates inclusive, at the annual rates of Five Hundred Forty-Four Thousand Three Hundred Eighteen and 00/100 Dollars ($544,318.00), payable in equal monthly installments of $45,359.83. Notwithstanding the foregoing, Sub-Subtenant is being provided an abatement (the “Rent Abatement”) and is being conditionally excused from the payment of Fixed Rent in an amount equal to Forty-Five Thousand Three Hundred Fifty-Nine Dollars and Eighty-Three Cents ($45,359.83), which represents and which shall be credited against the Fixed Rent for the Subleased Premises for the first full month of the Term.

(b) Upon each 12 month anniversary of the Commencement Date, the Fixed Rent (less the amount for electricity) shall be increased in accordance with the cost of living changes in the Consumer Price Index (“C.P.I.”) as determined by the U.S. Department of Labor, Bureau of Labor Statistics. The area to be used in calculating the C.P.I. increase will be the New York-Northern New Jersey-Long Island, NY-NY-CT-PA (Series CUURA101SA0). The C.P.I. index figure for the month and year in which this Term commences is the “base” figure for such computation. Notwithstanding the foregoing, no increase in any particular year shall exceed three percent (3%) and notwithstanding any decrease in the C.P.I. index, in no event shall any decrease in the Fixed Rent occur.

(c) The Fixed Rent shall be paid to Sub-Sublandlord in equal monthly installments in advance on or before the first day of each month during the term of this Sublease, except that the first month’s Fixed Rent shall be paid simultaneously with the execution hereof. Fixed Rent, Additional Rent (as hereinafter defined) and other charges payable hereunder shall be paid promptly when due, without notice or demand therefore in the case of Fixed Rent without notice or demand therefore in the case of Fixed Rent, and without deduction, abatement, or set off of any amount or for any reason whatsoever. Sub-Sublandlord shall give Sub-Subtenant notice of any change in Additional Rent or other charges payable hereunder; provided, however, that failure to give such notice shall not limit Sub-Sublandlord’s rights to collect Additional Rent or other charges due and payable hereunder retroactively after the giving of said notice and in no event shall failure to give such notice be deemed a waiver of Sub-Sublandlord’s rights to collect such Additional Rent or other charges payable hereunder. Sub-Sublandlord shall have the same remedies for a default in the payment of Additional Rent and other charges payable hereunder as it has for a default in the payment of Fixed Rent. If the Rent Commencement Date or Expiration Date shall occur on a date other than the first (1st) day of a calendar month, the Fixed Rent for such month shall be pro-rated based on the number of days in such calendar month.

(d) Any Additional Rent payable by Sub-Sublandlord pursuant to the provisions of Section 11 of the Original Sublease shall be payable by Sub-Subtenant to Sub-Sublandlord as a direct pass through; provided, however, Sub-Subtenant’s Base Year for Real Estate Taxes shall be the sum of the Taxes for the time period from July 1, 2008 to and including June 30, 2009.

(e) Fixed Rent, Additional Rent and all other charges payable hereunder shall be paid to Sub-Sublandlord in lawful money of the United States at the address of Sub-Sublandlord set forth at the head of this Sublease, or to such other person and/or such other address as Sub-Sublandlord may from time to time designate by notice to Sub-Subtenant; or, by wire transfer to an account designated by Sub-Sublandlord in writing, from time to time.

4. Incorporation by Reference. Except to the extent inapplicable, modified by or inconsistent with the terms and conditions of this Sublease, the terms, covenants and conditions of the Overlease (i) are incorporated herein by reference, (ii) are, as to those to be performed or complied with by Sub-Sublandlord (as “Subtenant” therein), hereby assumed by Sub-Subtenant, and (iii) shall have the same force and affect as though herein set forth at length. For the purposes of this incorporation, the term “Sublandlord” as used and referred to therein shall refer to Sub-Sublandlord, the term “Subtenant” as used and referred to therein shall refer to Sub-Subtenant, and the term “Sublease” as used and referred to therein shall refer to this Sublease. Without limiting the foregoing, all acts to be done by, and all obligations of, Sub-Sublandlord, as Subtenant under the Overlease, shall be done or performed by Sub-Subtenant with respect to the Subleased Premises except as otherwise provided by this Sublease, and Sub-Subtenant’s obligations shall run both to Sub-Sublandlord, Sub-Landlord and Overlandlord as determined by the terms of the Overlease and the respective interests of Sub-Sublandlord, Sublandlord and Overlandlord as reasonably determined by Sub-Sublandlord. Sub-Subtenant shall indemnify and hold harmless Sub-Sublandlord from any and all claims, damages, costs and expenses including, but not limited to, reasonable attorneys’ fees and costs, relating to or arising from the non-performance or non-observance of any such obligations. Sub-Subtenant shall not do, nor permit to be done, any act or thing which would result in an increase in Sub-Sublandlord’s rent or any other obligation under the Overlease, or any other thing which would constitute a default under the Overlease and Sub-Subtenant shall be responsible for any and all charges or damages resulting therefrom. For purposes of clarification, this incorporation provision also incorporates the incorporation by reference provisions set forth in Sections 3(A) and (B) of the Original Sublease. All time limits as shortened by the provisions of Section 3(C) of the Original Sublease are further shortened by a period of two days; provided that where Sub-Sublandlord shall have two (2) Business Days (the term “Business Day” being defined as defined in the Overlease) for notice, demand or cure as the case may be, Sub-Subtenant shall only have one (1) Business Day.

5. Sub-Sublandlord Obligations. Sub-Sublandlord shall have no obligation to perform any work or services in or to the Subleased Premises or to perform any other obligation of the Sublandlord under the Original Sublease, but Sub-Subtenant shall be entitled to have the benefit of the work and services to be provided or rendered by the Sublandlord in accordance with the provisions of Section 4 of the Original Sublease. Sub-Subtenant shall not have the right to require or obtain performance by Sub-Sublandlord and shall have no claim against Sub-Sublandlord by reason of Sublandlord’s failure or refusal to comply with any of the terms of the Original Sublease; provided, that Sub-Sublandlord shall, upon Sub-Subtenant’s written request and conditioned upon Sub-Subtenant being in full compliance with the terms and provisions of the Sublease, demand in writing that Sublandlord promptly remedy any such failure or refusal under the Original Sublease.

6. Defaults by Sub-Subtenant. In the event that Sub-Subtenant shall be in default under any covenant, or shall fail to honor any obligation under this Sublease, Sub-Sublandlord shall have available to it all of the remedies available to Sublandlord under the Overlease in the event of a like default or failure on the part of the Subtenant thereunder.

7. Assignment and Sublet. Sub-Subtenant shall not, by operation of law or otherwise, assign, sell, mortgage, pledge or in any manner transfer this Sublease or any interest therein, or sublet the Subleased Premises or any part or parts thereof, or grant any concession or license or otherwise permit occupancy of all or any part of the Subleased Premises by any person other than Sub-Subtenant without the prior written consent of Sub-Sublandlord and Sublandlord. Notwithstanding the foregoing and subject to the provisions of the Overlease, all other provisions of Section 16 of the Original Sublease shall apply with respect to any request of Sub-Subtenant to sublet the Sublease Premises or assign this Sublease. Consistent with Section 4 of this Sublease, the terms and provisions applicable to Sublandlord thereunder apply to Sub-Sublandlord herein and the terms and provisions applicable to Subtenant thereunder apply to Sub-Subtenant herein.

8. Liquidated Damages. If the Original Sublease shall be terminated by reason of a default on the part of Sub-Subtenant with respect to any of the terms and conditions of this Sublease, Sub-Sublandlord shall be entitled to recover from Sub-Subtenant as liquidated damages (a) such amount or amounts as will be equal to the damages which Sublandlord shall be entitled to recover from Sub-Sublandlord in connection with such termination of the Original Sublease, and (b) the expenses incurred by Sub-Sublandlord in collecting the amounts referred to in (a) above, including but not limited to, reasonable attorneys’ fees and costs.

9. Notices. Sub-Sublandlord and Sub-Subtenant shall each deliver to the other copies of all notices, requests, or demands which relate to the Subleased Premises or any portion thereof promptly after receipt thereof from the Landlord under the Overlease.

10. Security Deposit. (a) On or before the Commencement Date, Sub-Subtenant shall deposit with Sub-Sublandlord a security deposit equal to $254,409.50 for the full and faithful performance of Sub-Subtenant’s obligations under this Sublease. The security deposit shall be held by Sub-Sublandlord in a segregated interest bearing account (or sub-account) and in compliance with applicable laws (interest earned, after deduction of permitted statutory administration fees) shall, provided Sub-Subtenant is not then in default under the terms of this Sublease, be paid to Sub-Subtenant not more frequently than annually after written demand therefore from Sub-Subtenant to Sub-Sublandlord. In the event Sub-Subtenant defaults in respect of any of the terms, provisions, and conditions of this Sublease, including but not limited to the payment of Fixed Rent and other charges provided for herein, Sub-Sublandlord may use, apply or retain the whole or any part of the security deposit to the extent required to cure Sub-Subtenant’s default, for Fixed Rent, Additional Rent, additional charges, or any other obligation, and Sub-Subtenant shall restore the security deposit to the original sum deposited. Provided there has been no default at any time under this Sublease, Sub-Landlord agrees to reduce the security deposit requirement to $127,204.75 effective March 29, 2012. Any such reduction amounts shall be credited by Sub-Sublandlord against the next rental payments due by Sub-Subtenant hereunder. Provided Sub-Subtenant is not in default, the security deposit (less any portions used, applied or retained pursuant to the foregoing) shall be returned to Sub-Subtenant upon the termination of this Sublease, as provided for herein. In the event Sub-Sublandlord assigns this Sublease, Sub-Subtenant shall release Sub-Sublandlord from all liability for the return of such security and Sub-Subtenant shall look solely to the new Sub-Sublandlord for such return of the security; provided, that the provisions hereof shall apply to every transfer or assignment made of the security to a new Sub-Sublandlord.

(b) In lieu of the cash security deposit provided for in Section 10(a) hereof, Sub-Subtenant may at any time during the Term or upon the execution and delivery of this Sublease by the parties hereto deliver to Sub-Sublandlord and shall thereafter, except as otherwise provided herein, maintain in effect at all times during the Term, a clean, irrevocable letter of credit, in form and substance reasonably satisfactory to Sub-Sublandlord, (provided that the form of such letter of credit shall be delivered to and approved by Sub-Sublandlord in draft form prior to its issuance), in the amount of the security required pursuant to this Section 10, issued by a commercial bank reasonably satisfactory to Sub-Sublandlord and having its principal place of business or its duly licensed branch or agency in the City of New York where drafts on the letter of credit may be presented for payment. Draws may be made under such letter of credit without any additional instruments or documentation other than a simple draft. Such letter of credit shall have an expiration date no earlier than the first anniversary of the date of issuance thereof and shall be automatically renewed from year to year unless terminated by the issuer thereof by notice to Sub-Sublandlord given by certified or registered mail, return receipt requested not less than thirty (30) days prior to the expiration thereof. Except as otherwise provided in this Section 10, Sub-Subtenant shall, throughout the Term deliver to Sub-Sublandlord, in the event of the termination of any such letter of credit, replacement letters of credit in lieu thereof (each such letter of credit and such extensions or replacements thereof, as the case may be, is hereinafter referred to as a “Security Letter”) no later than thirty (30) days prior to the expiration date of the preceding Security Letter. The term of each such Security Letter shall be not less than one (1) year and shall be automatically renewable from year to year as aforesaid. If Sub-Subtenant shall fail to obtain any replacements of a Security Letter within the time limits set forth in this Section 10(b), Sub-Sublandlord may draw down the full amount of the existing Security Letter and retain the same as security hereunder. Sub-Subtenant shall have the right to substitute for any Security Letter then being held by Sub-Sublandlord a substitute Security Letter which satisfies all of the requirements of this Section 10(b), provided that Sub-Sublandlord shall not be obligated to relinquish the Security Letter then being held by Sub-Sublandlord until such new Security Letter has been delivered to Sub-Sublandlord. Should Sub-Sublandlord be entitled to draw upon a Security Letter, the proceeds thereof may be applied to the same extent as if a cash security deposit had been posted. Should Sub-Sublandlord be entitled to draw upon a Security Letter, then within ten (10) days of demand therefor, Sub-Subtenant shall provide either cash, a new Security Letter or an amendment to the existing Security Letter so that the Sub-Sublandlord shall be holding in cash security or the undrawn amounts of Security Letters, the amount set forth above as the original security deposit.

(c) In the event of a sale, transfer or assignment of the Original Sublease, Sub-Sublandlord shall have the right to require Sub-Subtenant to deliver a replacement Security Letter naming the new Sub-Sublandlord as beneficiary and, if Sub-Subtenant shall fail to timely deliver the same within ten (10) Business Days after written request therefor, to draw down the existing Security Letter and retain the proceeds as security hereunder until a replacement Security Letter is delivered. Sub-Subtenant hereby acknowledges and agrees that in connection with any transfer by Sub-Sublandlord or its successors or assigns hereunder of Sub-Sublandlord’s interest in the Security Letter, and the delivery of a replacement

Security Letter as provided herein, Sub-Subtenant shall be solely liable to pay any transfer fees charged by the issuing bank to Sub-Sublandlord or the transferee in connection with any such transfer of the Security Letter, as Additional Rent hereunder, within twenty (20) days after delivery to Sub-Subtenant of an invoice therefor.

11. Termination. This Sublease shall terminate upon the earlier of termination of the Overlease pursuant to provisions of the Overlease or upon termination of the Sublease as provided herein.

12. Insurance. Sub-Subtenant shall maintain insurance in accordance with the provisions of Section 17 of the Original Sublease, except that Sub-Sublandlord, Sublandlord and Overlandlord shall be named as additional insured with respect so such polices.

13. Indemnity. (a) Sub-Subtenant does hereby indemnify and hold harmless Sub-Sublandlord, Sublandlord and Overlandlord (individually and collectively the “Landlords”) from and against any and all losses, costs, damages, expenses, fees, charges, costs of settlement, and liabilities, including, without limitation, reasonable attorneys’ fees and disbursements, incurred or paid by any of the Landlords, and shall defend Landlords against all claims, assertions, actions, proceedings and suits relating to: (i) the conduct of Sub-Subtenant’s business in, or use or occupancy of, the Subleased Premises; (ii) any accidents, damages or injuries to persons or property occurring in, on or about the Subleased Premises, other than accidents, damages or injuries caused by Sub-Sublandlord, Sublandlord or Overlandlord, or their respective officers, employees, agents or contractors; (iii) any breach or default by Sub-Subtenant in the observance or performance of the covenants and agreements contained herein, or the Overlease as incorporated herein by reference; (iv) any work done in or to the Subleased Premises by Sub-Subtenant or Sub-Subtenant’s contractors, agents or employees; (v) any act, omission or negligence on the part of Sub-Subtenant and/or its officers, employees, agents, customers, contractors or invitees, or any person claiming through or under sub-Subtenant; or (vi) any losses of or damages to property, injuries to person, or claims of other subtenants or occupants of Sub-Subtenant or of any other tenant or occupant of the Building, arising out of or in connection with any alterations, additions or improvements in or to the Subleased Premises by Sub-Subtenant or Sub-Subtenant’s contractors, agents or employees, or acts, omissions or negligence in connection herewith.

(b) For purposes of clarification, Section 31 of the Original Sublease is further incorporated into this provision and Sublease. When used therein, the term “Sublandlord” applies to Sub-Sublandlord, the term “Subtenant” applies to Sub-Subtenant and the term “Overlandlord” refers to Sublandlord.

14. Conflicts. In the event of any conflict between the provisions of the Original Sublease and the provisions of the Sublease, the provisions of this Sublease shall control.

15. Successors and Assigns. Except as otherwise contained herein, the provisions hereof shall apply to, bind and inure to the benefit of Sub-Sublandlord and Sub-Subtenant, and their respective heirs, successors, legal representatives and permitted assigns.

16. Furniture. Provided Sublandlord consents to the Sublease, Sub-Sublandlord acknowledges that Sub-Subtenant shall have the same rights to use the furniture set forth in Exhibit B to and covered under Section 35 of the Original Sublease pursuant to the same terms and conditions set forth therein. In addition, Sub-Subtenant shall have the same rights and obligations with respect to the two conference tables in the Subleased Premises and the television stand and desk in the reception area which property belongs to Sub-Sublandlord. Sub-Sublandlord has not and does not now make any representations or warranties, express or implied, with regard to any such furniture and the Sub-Subtenant agrees to accept same in its present “as is” condition, subject to normal wear and tear between the date hereof and the Commencement Date.

17. Notices. Any notice by either party to the other shall be in writing and shall be deemed to have been sufficiently given if delivered personally, sent by registered or certified mail, or by Federal Express or such other nationally recognized overnight courier, addressed to Sub- Subtenant at the Building and if to Sub-Sublandlord, the address as set forth above; or, to either at such other address as the respective parties may designate in writing. Notice shall be deemed to have been given upon the earlier of actual receipt or upon the tenth (10th) day after the mailing thereof.

18. Brokerage. Sub-Sublandlord and Sub-Subtenant represent to each other that they have dealt with no broker, finder or other similar person in bringing about this Sublease other than Newmark Knight Frank and Studley (collectively the “Broker”). Sub-Sublandlord and Sub-Subtenant agree to indemnify, defend and hold harmless, the other from and against any claims made by any broker, finder or other person for a brokerage commission, finder’s fee, or similar compensation other than the Broker, by reason of or in connection with this Sublease, and any loss, liability, damage, cost and expense (including, without limitation, reasonable attorneys’ fees and disbursements) in the event the representation set forth above and made by such party shall be untrue. Sub-Sublandlord shall pay all fees or commissions due and owing to the Broker pursuant to a separate agreement.

19. Special Termination Rights. (a) Provided (i) Sub-Subtenant is not then in default and (ii) there have not been two or more defaults by Sub-Subtenant during the term of this Sublease, Sub-Subtenant shall have a one-time right to terminate this Sublease (the “Termination Right”), such termination to be effective as of any date on or between November 1, 2011 and March 29, 2012 (the “Termination Date”); provided, however, such Termination Right shall only be available to Sub-Subtenant in the event (a) all or substantially all of the ownership interests in Sub-Subtenant are (or substantially all of its assets are) acquired by an unrelated third party in an arms length transaction not entered into for the purpose of triggering this termination right, and (b) Sub-Subtenant (or its successor) delivers irrevocable written notice to Sub-Sublandlord not less than nine (9) months prior to the proposed Termination Date. On or before the Termination Date, Sub-Subtenant shall provide Sub-Sublandlord with a payment (the “Termination Payment”) equal to the unamortized portion of the Rent Abatement and of the brokerage commissions paid by Sub-Sublandlord to the Broker pursuant to Section 18 of this Sublease, in each case as of the Termination Date. Upon written request by Sub-Subtenant, Sub-Sublandlord shall provide Sub-Subtenant with a calculation for, and reasonable substantiation of, the Termination Payment. If Sub-Subtenant complies with the foregoing requirements and all other obligations applicable to a termination, then this Sublease shall expire on the Termination Date which shall also be deemed the Expiration Date. For purposes of this Section 19(a), the term “default” shall mean a breach of this Sublease that Sub-Subtenant fails to cure on or before the expiration of applicable notice and/or grace periods.

(b) This Section 19 also incorporates the terms of Section 40 (Damage and Destruction) of the Original Sublease; provided however, Sub-Subtenant is only entitled to have the benefits of any restoration work to be performed by Sublandlord or Overlandlord and Sub-Subtenant shall not have the right to require or obtain performance by Sub-Sublandlord and shall have no claim against Sub-Sublandlord by reason of Sublandlord’s or Overlandlord’s failure to complete such restoration work. Notwithstanding the foregoing, if Sub-Subtenant is in full compliance with the terms and provisions of this Sublease and desires to terminate the Sublease pursuant to the rights of Sub-Sublandlord under Section 40 of the Original Sublease, it shall deliver an irrevocable notice to Sub-Sublandlord requesting Sub-Sublandlord to terminate the Original Sublease with an explanation for the basis of such termination. If Sub-Sublandlord reasonably determines it has such a right to terminate, it shall deliver notice to Sublandlord in accordance with Section 40 and this Sublease shall terminate only upon the effective termination of the Original Sublease.

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IN WITNESS WHEREOF, the parties have duly executed this Sublease as of the day and year first above written.

WITNESS:	SUB-SUBLANDLORD:

ESQUIRE DEPOSITION SERVICES, LLC

By:

WITNESS:	SUB- SUBTENANT:

FIBERNET TELECOM GROUP, INC.

By:

EXHIBIT A

SUBLEASED PREMISES

EXHIBIT B

ORIGINAL SUBLEASE